UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)

                                (Amendment No. 1)
                                 Callwave, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)
                         Common Stock, $.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                   13126N 10 1
                ------------------------------------------------
                                 (CUSIP Number)
                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]    Rule 13d-1(b)

[ ]    Rule 13d-1(c)

[X]    Rule 13d-1(d)

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

       The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1
--------------------------------------------------------------------------------

   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Insight Venture Partners IV, L.P.

        52-2269503
        ........................................................................
--------------------------------------------------------------------------------

   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) ....................................................................

        (b) ....................................................................
--------------------------------------------------------------------------------

   3.   SEC Use Only ...........................................................
--------------------------------------------------------------------------------

   4.   Citizenship or Place of
        Organization              Delaware
                                  ..............................................
--------------------------------------------------------------------------------
                          Sole Voting
                     5.   Power             2,395,490
                                            ....................................
                   -------------------------------------------------------------
                          Shared Voting
 Number of Shares    6.   Power
 Beneficially                               ....................................
 Owned by Each     -------------------------------------------------------------
 Reporting Person         Sole Dispositive
 With:               7.   Power             2,395,490
                                            ....................................
                   -------------------------------------------------------------
                          Shared Dispositive
                     8.   Power
                                            ....................................
--------------------------------------------------------------------------------

 9.     Aggregate Amount Beneficially Owned by Each
        Reporting Person                                 2,395,490
                                                         .......................

 10.    Check box if the Aggregate Amount in Row (9)
        Excludes Certain Shares (See Instructions)
                                                         .......................

 11.    Percent of Class Represented by
        Amount in Row (9)                 11.6%
                                          ......................................
--------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
.................................................................................

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                               Page 2 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1
--------------------------------------------------------------------------------

   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Insight Venture Partners IV (Co-Investors), L.P.

        52-2269509
        ........................................................................
--------------------------------------------------------------------------------

   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) ....................................................................

        (b) ....................................................................
--------------------------------------------------------------------------------
        SEC Use
   3.   Only
                ................................................................
--------------------------------------------------------------------------------
        Citizenship or Place of
   4.   Organization              Delaware
                                  ..............................................
--------------------------------------------------------------------------------
                          Sole Voting
                     5.   Power         295,217
                                        ........................................
                   -------------------------------------------------------------
                          Shared Voting
 Number of Shares    6.   Power
 Beneficially                           ........................................
 Owned by Each     -------------------------------------------------------------
 Reporting Person         Sole Dispositive
 With:               7.   Power         295,217
                                        ........................................
                   -------------------------------------------------------------
                          Shared Dispositive
                     8.   Power
                                        ........................................
--------------------------------------------------------------------------------

 9.     Aggregate Amount Beneficially Owned by Each
        Reporting Person                                 295,217
                                                         .......................

 10.    Check box if the Aggregate Amount in Row (9)
        Excludes Certain Shares (See Instructions)
                                                         .......................

 11.    Percent of Class Represented by
        Amount in Row (9)                 1.4%
                                          ......................................
--------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

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                               Page 3 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1
--------------------------------------------------------------------------------

   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Insight Venture Partners IV (Fund B), L.P.

        52-2269507
        ........................................................................
--------------------------------------------------------------------------------

   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) ...................................................................

        (b) ...................................................................
--------------------------------------------------------------------------------
        SEC Use
   3.   Only
                ...............................................................
--------------------------------------------------------------------------------
        Citizenship or Place of
   4.   Organization              Delaware
                                  ..............................................
--------------------------------------------------------------------------------
                          Sole Voting
                     5.   Power         19,033
                                        ........................................
                   -------------------------------------------------------------
                          Shared Voting
 Number of Shares    6.   Power
 Beneficially                           ........................................
 Owned by Each     -------------------------------------------------------------
 Reporting Person         Sole Dispositive
 With:               7.   Power         19,033
                                        ........................................
                   -------------------------------------------------------------
                          Shared Dispositive
                     8.   Power
                                        ........................................
--------------------------------------------------------------------------------

 9.     Aggregate Amount Beneficially Owned by Each
        Reporting Person                                 19,033
                                                         .......................

 10.    Check box if the Aggregate Amount in Row (9)
        Excludes Certain Shares (See Instructions)
                                                         .......................

 11.    Percent of Class Represented by
        Amount in Row (9)                 0.1%
                                          ......................................
--------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

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                               Page 4 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1
--------------------------------------------------------------------------------

   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only). Insight Venture Partners (Cayman) IV, L.P.

        90-0183706
        ........................................................................
--------------------------------------------------------------------------------

   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) ...................................................................

        (b) ...................................................................
--------------------------------------------------------------------------------
        SEC Use
   3.   Only
                ...............................................................
--------------------------------------------------------------------------------
        Citizenship or Place of
   4.   Organization              Cayman Islands
                                  ..............................................
--------------------------------------------------------------------------------
                          Sole Voting
                     5.   Power         320,256
                                        ........................................
                   -------------------------------------------------------------
                          Shared Voting
 Number of Shares    6.   Power
 Beneficially                           ........................................
 Owned by Each     -------------------------------------------------------------
 Reporting Person         Sole Dispositive
 With:               7.   Power         320,256
                                        ........................................
                   -------------------------------------------------------------
                          Shared Dispositive
                     8.   Power
                                        ........................................
--------------------------------------------------------------------------------

 9.     Aggregate Amount Beneficially Owned by Each
        Reporting Person                                 320,256
                                                         .......................

 10.    Check box if the Aggregate Amount in Row (9)
        Excludes Certain Shares (See Instructions)
                                                         .......................

 11.    Percent of Class Represented by
        Amount in Row (9)                 1.6%
                                          ......................................
--------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
PN
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------

                               Page 5 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1
--------------------------------------------------------------------------------

   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Insight Venture Associates IV, LLC

        37-1417641
        ........................................................................
--------------------------------------------------------------------------------

   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) ...................................................................

        (b) ...................................................................
--------------------------------------------------------------------------------
        SEC Use
   3.   Only
                ...............................................................
--------------------------------------------------------------------------------
        Citizenship or Place of
   4.   Organization              Delaware
                                  ..............................................
--------------------------------------------------------------------------------
                          Sole Voting
                     5.   Power
                                        ........................................
                   -------------------------------------------------------------
                          Shared Voting
 Number of Shares    6.   Power         3,029,996
 Beneficially                           ........................................
 Owned by Each     -------------------------------------------------------------
 Reporting Person         Sole Dispositive
 With:               7.   Power
                                        ........................................
                   -------------------------------------------------------------
                          Shared Dispositive
                     8.   Power         3,029,996
                                        ........................................
--------------------------------------------------------------------------------

 9.     Aggregate Amount Beneficially Owned by Each
        Reporting Person                                 3,029,996
                                                         .......................

 10.    Check box if the Aggregate Amount in Row (9)
        Excludes Certain Shares (See Instructions)
                                                         .......................

 11.    Percent of Class Represented by
        Amount in Row (9)                 14.7%
                                          ......................................
--------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
OO
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------

                               Page 6 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1
--------------------------------------------------------------------------------

   1.   Names of Reporting Persons.
        I.R.S. Identification Nos. of above persons (entities only).

        Insight Holdings Group, LLC

        35-2158588
        ........................................................................
--------------------------------------------------------------------------------

   2.   Check the Appropriate Box if a Member of a Group (See Instructions)

        (a) ...................................................................

        (b) ...................................................................
--------------------------------------------------------------------------------
        SEC Use
   3.   Only
                ...............................................................
--------------------------------------------------------------------------------
        Citizenship or Place of
   4.   Organization              Delaware
                                  ..............................................
--------------------------------------------------------------------------------
                          Sole Voting
                     5.   Power
                                        ........................................
                   -------------------------------------------------------------
                          Shared Voting
 Number of Shares    6.   Power         3,029,996
 Beneficially                           ........................................
 Owned by Each     -------------------------------------------------------------
 Reporting Person         Sole Dispositive
 With:               7.   Power
                                        ........................................
                   -------------------------------------------------------------
                          Shared Dispositive
                     8.   Power         3,029,996
                                        ........................................
--------------------------------------------------------------------------------

 9.     Aggregate Amount Beneficially Owned by Each
        Reporting Person                                 3,029,996
                                                         .......................

 10.    Check box if the Aggregate Amount in Row (9)
        Excludes Certain Shares (See Instructions)
                                                         .......................

 11.    Percent of Class Represented by
        Amount in Row (9)                 14.7%
                                          ......................................
--------------------------------------------------------------------------------
 12. Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
OO
.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

.................................................................................

--------------------------------------------------------------------------------


                               Page 7 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1


ITEM 1.

                  (A)      NAME OF ISSUER:

                           Callwave, Inc.

                  (B)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                           136 West Canon Perdido Street
                           Santa Barbara, CA 93101

ITEM 2.

                           NAME OF PERSON FILING:

                           Insight Venture Partners IV, L.P. ("IVP")

                           Insight Venture Partners IV (Co-Investors), L.P.
                             ("IVP Co-Investors")
                           Insight  Venture  Partners  (Fund B), L.P. ("IVP Fund
                             B")
                           Insight  Venture  Partners  (Cayman)  IV, L.P.  ("IVP
                             Cayman")
                           Insight Venture Associates IV, LLC ("Associates") Insight Holdings Group, LLC ("Holdings")

                           Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

                  (A)      ADDRESS  OF  PRINCIPAL  BUSINESS  OFFICE OR, IF NONE,
                           RESIDENCE:

                           c/o Insight Capital Partners
                           680 Fifth Avenue, 9th Floor
                           New York, NY 10019

                  (B)      CITIZENSHIP:

                           For all  reporting  persons  (other than IVP Cayman):
                           Delaware
                           IVP Cayman: Cayman Islands

                  (C)      TITLE OF CLASS OF SECURITIES (OF ISSUER):

                           Common Stock, $.0001 par value

                  (D)      CUSIP NUMBER:

                           13126N 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS. 240. 13D-1(B) OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                  Not Applicable

ITEM 4.  OWNERSHIP

                  (A)      AMOUNT BENEFICIALLY OWNED:

                           IVP              :     2,395,490
                           IVP Co-Investors :       295,217
                           IVP Fund B       :        19,033
                           IVP Cayman       :       320,256
                           Associates       :     3,029,996
                           Holdings         :     3,209,996

                               Page 8 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1


                  (B)      PERCENT OF CLASS:

                           IVP              :     11.6%
                           IVP Co-Investors :      1.4%
                           IVP Fund B       :      0.1%
                           IVP Cayman       :      1.6%
                           Associates       :     14.7%
                           Holdings         :     14.7%

                  (C)      NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                           (i) Sole power to vote: IVP: 2,395,490, IVP Co-Investors: 295,217, IVP Fund B: 19,033, IVP Cayman: 320,256, Associates: 0,
                                    Holdings: 0

                           (ii) Shared power to vote: IVP: 0, IVP Co-Investors: 0, IVP Fund B: 0, IVP Cayman:
                                    0,    Associates:    3,029,996,    Holdings:
                                    3,029,996

                           (iii) Sole power to dispose: IVP: 2,395,490, IVP Co-Investors: 295,217, IVP Fund B: 19,033, IVP Cayman: 320,256, Associates: 0,
                                    Holdings: 0

                           (iv) Shared power to dispose: IVP: 0, IVP Co-Investors: 0, IVP Fund B: 0, IVP Cayman:
                                    0,    Associates:    3,029,996,    Holdings:
                                    3,029,996

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                  Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  Not applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.

ITEM 10. CERTIFICATION

                  Not applicable

                               Page 9 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1


                                    SIGNATURE

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 9, 2006

                     INSIGHT VENTURE PARTNERS IV, L.P.

                     By: Insight Venture Associates IV, LLC, its general partner

                     By: Insight Holdings Group, LLC, its managing member

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                     INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

                     By: Insight Venture Associates IV, LLC, its general partner

                     By: Insight Holdings Group, LLC, its managing member

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                     INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

                     By: Insight Venture Associates IV, LLC, its general partner

                     By: Insight Holdings Group, LLC, its managing member

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                     INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

                     By: Insight Venture Associates IV, LLC, its general partner

                     By: Insight Holdings Group, LLC, its managing member

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                               Page 10 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1


                     INSIGHT VENTURE ASSOCIATES IV, LLC

                     By: Insight Holdings Group, LLC, its managing member

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                     INSIGHT HOLDINGS GROUP, LLC

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                               Page 11 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1


                                  EXHIBIT 2(A)

            This Statement is being filed by Insight Venture Partners IV, L.P., a Delaware limited partnership (hereinafter referred to as "IVP"), Insight Venture Partners IV (Co-Investors), L.P., a Delaware limited partnership (hereinafter referred to as "IVP Co-Investors"), Insight Venture Partners (Cayman) IV, L.P., a Cayman Islands limited partnership (hereinafter referred to as "IVP Cayman"), Insight Venture Partners IV (Fund B), L.P., a Delaware limited partnership (hereinafter referred to as "IVP Fund B"), Insight Venture Associates IV, LLC, a Delaware limited liability company (hereinafter referred to as "Associates") and Insight Holdings Group, LLC, a Delaware limited liability company (hereinafter referred to as "Holdings") each of whose principal  office is located at c/o  Insight  Capital  Partners  IV,  L.P.,  527
Madison Avenue, 10th Floor, New York, New York, 10022. Each of IVP, IVP Co-Investors, IVP Cayman and IVP Fund B (collectively referred to herein as the "Insight Funds") is engaged in the venture capital business. Each of Associates and Holdings is engaged in the Venture Capital business indirectly through the Insight Funds.

            Associates is the general partner of each of the Insight Funds, and as such may be deemed to be the beneficial owner of all shares held by the Insight Funds.

            Holdings is the managing member of Associates, and as such may be deemed to be the beneficial owner of all shares held by the Insights Funds.

                               Page 12 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1


                                  EXHIBIT 2(B)

                             JOINT FILING AGREEMENT

      The  undersigned  acknowledge  and agree that the  foregoing  statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 9th day of February, 2006.

                     INSIGHT VENTURE PARTNERS IV, L.P.

                     By: Insight Venture Associates IV, LLC, its general partner

                     By: Insight Holdings Group, LLC, its managing member

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                     INSIGHT VENTURE PARTNERS IV (CO-INVESTORS), L.P.

                     By: Insight Venture Associates IV, LLC, its general partner

                     By: Insight Holdings Group, LLC, its managing member

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                     INSIGHT VENTURE PARTNERS IV (FUND B), L.P.

                     By: Insight Venture Associates IV, LLC, its general partner

                     By: Insight Holdings Group, LLC, its managing member

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                               Page 13 of 14 pages

                                  SCHEDULE 13G
ISSUER:  Callwave, Inc.                                  CUSIP No.:  13126N 10 1


                     INSIGHT VENTURE PARTNERS (CAYMAN) IV, L.P.

                     By: Insight Venture Associates IV, LLC, its general partner

                     By: Insight Holdings Group, LLC, its managing member

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                     INSIGHT VENTURE ASSOCIATES IV, LLC

                     By: Insight Holdings Group, LLC., its managing member

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member

                     INSIGHT HOLDINGS GROUP, LLC

                     By:            /s/Jeff Horing
                         -----------------------------------
                         Name:  Jeff Horing
                         Title: Managing Member


                               Page 14 of 14 pages